Exhibit 99.2

Alta Mesa Holdings, LP Completes Tender Offer for 9.625% Senior Notes due 2018

HOUSTON, TEXAS, December 8, 2016 – Alta Mesa Holdings, LP (“Alta Mesa” or the “Company”) announced today that the previously announced tender offer to purchase any and all of the outstanding 9.625% senior notes due 2018 (CUSIP No. 021332 AC5) (the “Notes”) issued by Alta Mesa and Alta Mesa Finance Services Corp., co-issuer of the Notes, expired at 5:00 p.m., New York City time, on December 7, 2016 (the “Expiration Time”).

As of the Expiration Time, approximately $379 million of the $450 million aggregate principal amount of Notes, or 84.14% of the aggregate principal amount outstanding, had been validly tendered and not withdrawn, which excludes approximately $4.6 million aggregate principal amount of Notes that remain subject to guaranteed delivery procedures. The complete terms and conditions of the tender offer were set forth in an Offer to Purchase that was made available to holders of the Notes.

In accordance with the terms of the Offer to Purchase, the Company made a cash payment to all holders who validly tendered their Notes in the tender offer of $1,006.50 per $1,000 principal amount of Notes tendered plus accrued and unpaid interest from the last interest payment date to, but not including, the payment date of December 8, 2016 (the “Payment Date”). With respect to Notes that will be accepted for purchase that were tendered and will be subsequently delivered in accordance with the guaranteed delivery procedures, such tendering holders will receive payment of the tender offer consideration for such accepted notes on December 12, 2016, plus accrued and unpaid interest thereon to, but not including, the Payment Date. The Company funded the payment for tendered and accepted Notes with the net proceeds from its previously announced issuance and sale of $500,000,000 aggregate principal amount of its 7.875% Senior Notes due 2024. The Company has given notice to redeem all remaining Notes that were not validly tendered in the tender offer on January 7, 2017 at a price of par plus accrued interest.

Alta Mesa Holdings, LP is a privately held company engaged primarily in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner. We seek to maintain a portfolio of lower risk properties in plays with known resources where we identify a large inventory of lower risk drilling, development, and enhanced recovery and exploitation opportunities. We maximize the profitability of our assets by focusing on sound engineering, enhanced geological techniques including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa Holdings, LP is headquartered in Houston, Texas.

Safe Harbor Statement and Disclaimer

Certain statements included in this press release are intended as “forward-looking statements.” When used in this press release, the words “could”, “should”, “will”, “play”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward looking-statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the redemption of any of Notes that remain outstanding after consummation of the tender offer. Alta Mesa cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Alta Mesa cannot assure you that the proposed transactions listed above will be consummated on the terms Alta Mesa currently contemplates, if at all. Information concerning these and other factors can be found in Alta Mesa’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Alta Mesa undertakes no obligation to update any forward-looking statement contained in this press release, even if Alta Mesa’s expectations or any related events, conditions or circumstances change.

FOR MORE INFORMATION CONTACT: Lance L. Weaver (281) 943-5597 lweaver@altamesa.net